Filed Pursuant to Rule 424(b)(3)

Registration No. 333-231130

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated May 10, 2019)

DIAMOND S SHIPPING INC.

Common Shares

This prospectus supplement no. 2 supplements the prospectus, dated May 10, 2019, relating to the above-referenced common shares (the “Common Shares”), which may be offered for sale by the selling shareholders identified in “Principal and Selling Shareholders” in the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 2, you should rely on the information in this prospectus supplement no. 2.

Investing in the Common Shares involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

This prospectus supplement no. 2 is filed for the purpose of including in the prospectus information contained in the attached Amendment No. 1 to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which was filed with the Securities and Exchange Commission on June 14, 2019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is June 14, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q/A

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2019

or

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

Commission File Number: 1-38771

DIAMOND S SHIPPING INC.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

33 Benedict Place
Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

(203) 413-2000

(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DSSI	NYSE

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☐ No ☒

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 39,890,698 shares of common stock are issued and outstanding as of June 14, 2019.

Explanatory Note

This Amendment No. 1 (this “Amendment”) to Diamond S Shipping Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which was originally filed on May 15, 2019 (the “Original Filing”), is being filed for the purpose of furnishing Exhibit 101 to the Form 10-Q in accordance with Rule 405 of Regulation S-T.

Exhibit 101 to this Amendment provides the consolidated financial statements and related notes from the Form 10-Q formatted in XBRL (eXtensible Business Reporting Language). This Amendment is being filed within the time period provided by Rule 405(f)(2) of Regulation S-T.

No other changes have been made to the Original Filing. This Amendment does not reflect subsequent events occurring after the date of the Original Filing.

ITEM 6. EXHIBITS

Exhibit No.	Description
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMOND S SHIPPING INC.

Date: June 14, 2019	By:	/s/ Craig H. Stevenson, Jr.
Craig H. Stevenson, Jr.
Chief Executive Officer and President
(Principal Executive Officer)